Exhibit 99.1
[ONEOK Logo]	News
May 9, 2005	Analyst Contact: Weldon Watson
918-588-7158 Media Contact: Lori Webster 918-588-7570

ONEOK announces purchase of

Koch companies' natural gas liquids businesses

Tulsa, Okla. -- ONEOK, Inc. (NYSE:OKE) today announced that it has agreed to acquire the natural gas liquids (NGL) businesses owned by several Koch companies for approximately $1.35 billion.

"We are very pleased to announce this transaction which will give ONEOK an NGL system that links much of the NGL supply in Oklahoma, the Texas Panhandle and Kansas with the two key NGL market centers in Conway, Kan., and Mont Belvieu, Texas," said David Kyle, ONEOK chairman, president and chief executive officer.

Included in the transaction is Koch Hydrocarbon, LP's entire mid-continent NGL business that provides NGL gathering, fractionation, storage and marketing services for processors in Oklahoma, Kansas and Texas. This includes two fractionators 100 percent-owned by Koch Hydrocarbon located at Medford, Okla., and Hutchinson, Kan., with combined capacity of 240,000 barrels per day, and a 10 percent ownership in another 110,000 barrel per day fractionator located at Conway. In addition, there are two underground NGL storage facilities and a 9,000 barrel per day isomerization facility which is also located at Conway.

Also included in the transaction are Koch Pipeline Company, L.P.'s NGL pipeline distribution systems, about 1,800 miles of interstate NGL distribution pipelines that connect Conway, Kan., and Mont Belvieu, Texas market centers. There are also approximately 2,600 miles of NGL gathering lines owned either by Koch Hydrocarbon or Koch Pipeline Company. Some of the gathering lines and the NGL distribution lines are FERC regulated and receive tariff payments for transporting raw NGLs and products. Additionally, the business receives income from the 50 percent interest in the 200-mile FERC regulated gathering pipeline owned by Chisholm Pipeline Company.

"For 35 years, Koch companies have operated natural gas liquids businesses that have consistently performed well and have spawned other successful ventures," said Steve Tatum, president of Koch Hydrocarbon, LP. "ONEOK sees a great future for these quality assets and experienced employees, who are committed to their tradition of adding value in the industry."

Over 95 percent of the mid-continent business' earnings before interest, taxes, depreciation and amortization (EBITDA) is generated by fee-based exchange contracts, tariffs and buy/sell transactions.

ONEOK will also acquire MBFF, LP, which owns an 80 percent interest in the 160,000 barrel per day fractionator at Mont Belvieu, known as MB1. More than 90 percent of the EBITDA from this facility is generated by fee-based contracts. ONEOK will also acquire Koch Vesco Holdings, LLC, an entity which owns a 10.2 percent interest in Venice Energy Services Company, LLC (VESCO), which owns a gas processing complex, near Venice, La. The VESCO facility currently processes an average of 800 million cubic feet per day of gas and provides gas gathering, processing, fractionation, storage and distribution services to offshore Gulf of Mexico gas producers.

The overall transaction is expected to generate approximately $135 to $145 million of primarily fee-based EBITDA in 2006. Depreciation expense is estimated to be between $35 and $40 million annually. Based on current estimates, the transaction will be accretive to ONEOK's earnings per share.

Initial financing will be in the form of a bridge loan or through another short-term credit facility. Permanent financing is expected to come from a combination of available cash, issuance of long-term debt and proceeds from the settlement of equity units in February 2006. The company may also use proceeds from the sale of less strategic assets. Acting as exclusive advisors on the transaction were UBS Investment Bank for ONEOK and Goldman, Sachs & Co. for Koch.

Closing is subject to antitrust clearance from the Federal Trade Commission under the Hart-Scott-Rodino Act.

In the gas liquids industry, Koch companies will retain a 35 percent interest in Profalca, a propylene splitter in Venezuela, and a 25 percent interest in the Kinetic partnerships, which are companies that market natural gas liquids in Canada. Koch Supply & Trading, LP will continue to trade gas liquids and olefins globally.

Conference Call

ONEOK will host a conference call at 10 a.m. Central time on May 10, 2005. Those who wish may join the call on the ONEOK Web site at www.oneok.com or call 1-866-837-9787, pass code 704679. A recording of the call will be available on our Web site for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 1-866-219-1444, pass code 704679. A map of the assets acquired in the transaction is also available on ONEOK's Web site.

---------------------------------------------------------------------------------------------------------------------

ONEOK, Inc. (NYSE: OKE) is a diversified energy company.  We are the largest natural gas distributor in Kansas and Oklahoma, and the third largest in Texas, serving more than 2 million customers.  We gather, process, store and transport natural gas in the mid-continent region of the United States.  Our energy services operation focuses primarily on marketing natural gas and related services throughout the United States.  We are also involved in oil and gas production in Oklahoma and Texas.  ONEOK is the majority general partner of Northern Border Partners L.P. (NYSE: NBP), one of the largest publicly-traded limited partnerships.  Northern Border acquires, owns and manages pipelines and other midstream energy assets and is a leading transporter of natural gas imported from Canada into the United States. ONEOK is a Fortune 500 company.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

###